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Exhibit 24.2

POWERS OF ATTORNEY

        By signing below, I hereby constitute and appoint Robert F. Hall and André Belzile, my true and lawful attorneys and agents to do any and all acts and things and to execute any and all instruments in my name and behalf in my capacities as a director and/or officer of Cascades Tissue Group—IFC Disposables Inc. or Materiaux Cascades Inc. or Cascades Lupel Inc., that said attorneys and agents, or any of them, may deem necessary or advisable or that may be required to enable Cascades Inc., a Quebec company, (the "Company) and the Company's subsidiaries listed on Annex A (the "Subsidiary Guarantors") to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with a registration statement on Form F-4 and S-4 (or any other appropriate form) for the purpose of registering pursuant to the Securities Act up to US$450 million of 7 1/4% Senior Notes due 2013, and the guarantees thereof given by the Subsidiary Guarantors, to be issued in exchange for the Company's outstanding 7 1/4 Senior Notes due 2013, and the guarantees thereof given by the Subsidiary Guarantors, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for me, in my name and behalf in my capacities as director and/or officer of Cascades Tissue Group—IFC Disposables Inc. or Materiaux Cascades Inc. or Cascades Lupel Inc. (individually or on behalf of Cascades Tissue Group—IFC Disposables Inc. or Materiaux Cascades Inc. or Cascades Lupel Inc.), such registration statement, and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other instruments or documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that said attorneys and agents, or any of them, may do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, I have executed this Powers of Attorney as of July 16, 2003.

/s/ ROBERT BRIGGS Robert Briggs	/s/ GINO LEVESQUE Gino Levesque

Annex A

Name	State or Jurisdiction of Incorporation
Cadmus and Cascades Recycling, Inc.	Massachusetts
Cascades Agri-Pak, Inc.	New York
Cascades Auburn Fiber Inc.	Delaware
Cascades Diamond, Inc.	Massachusetts
Cascades Dominion Inc.	Canada
Cascades East Angus Inc.	Québec, Canada
Cascades Enviropac Inc.	Canada
Cascades Fine Papers Group (Sales) Inc.	Delaware
Cascades Fine Papers Group (USA) Inc.	Delaware
Cascades Fine Papers Group Inc.	Canada
Cascades Fine Papers Group Thunder Bay Inc.	Canada
Cascades Forma-Pak Inc.	Québec, Canada
Cascades Inopak Inc.	Canada
Cascades Lupel Inc.	Québec, Canada
Cascades Moulded Pulp, Inc.	North Carolina
Cascades Multi-Pro Inc.	Québec, Canada
Cascades Plastics Inc.	Delaware
Cascades SPG Holding Inc.	Delaware
Cascades Tissue Group—California Inc.	Delaware
Cascades Tissue Group—IFC Disposables Inc.	Tennessee
Cascades Tissue Group—Mechanicville Inc.	Delaware
Cascades Tissue Group—New York Inc.	Delaware
Cascades Tissue Group—North Carolina Inc.	North Carolina
Cascades Tissue Group—Oregon Inc.	Delaware
Cascades Tissue Group—Pennsylvania Inc.	Delaware
Cascades Tissue Group—Wisconsin Inc.	Delaware
Cascades Tissue Group Inc.	Canada
Désencrage C.M.D. Inc.	Québec, Canada
Marathon Graphic Art Distributor Inc.	Canada
Matériaux Cascades Inc.	Québec, Canada
Plastiques Cascades Inc.	Québec, Canada
Wood Wyant Inc.	Canada
2851-5351 Québec Inc. (Commec Enr.)	Québec, Canada
3815285 Canada Inc.	Canada
3815315 Canada Inc.	Canada
4089235 Canada Inc.	Canada
4089260 Canada Inc.	Canada
4089278 Canada Inc.	Canada
4089294 Canada Inc.	Canada
Cascades Boxboard Group Inc.	Canada
Cascades Boxboard Inc.	Ontario, Canada
Cascades FjordCell Inc.	Québec, Canada
Cascades Boxboard U.S. Holdings Inc.	Delaware
Cascades Boxboard U.S. Inc.	Delaware

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  Exhibit 24.2
POWERS OF ATTORNEY
  Annex A